EXHIBIT 10.29

Director Compensation

      During the fourth quarter of 2004 and January of 2005, the Board of Directors of Midwest Banc Holdings, Inc. or its subsidiary, Midwest Bank and Trust Company, established directors fees for 2005 for non-officer directors as follows:

	Midwest Banc Holdings, Inc.	Midwest Bank and Trust Company
Board Meetings:	$1,000 per meeting attended	$1,000 per meeting attended

Committee Meetings:	$750 per meeting attended for Audit Committee members	$500 per meeting attended for Loan Committee members

	$500 per meeting attended for Corporate Governance Committee members	$300 per quarter for Risk Management members

$500 per meeting attended for Compensation Committee members

$500 per meeting attended for Nominating Committee members

Annual Retainer:	$15,000 for Board	$4,000 for Board

$18,000 for Audit Committee Chairman